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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) MARCH 22, 2001


                       Michigan Consolidated Gas Company
             (Exact name of registrant as specified in its charter)


     MICHIGAN                       1-7310                 38-0478040
     (State of Incorporation)       (Commission File       (I.R.S. Employer
                                    Number)                Identification No.)


     500 GRISWOLD STREET, DETROIT, MICHIGAN                    48226
     (Address of principal executive offices)                (Zip Code)


              Registrant's telephone number, including area code:
                                 (313) 965-2430
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ITEM 5. OTHER EVENTS
On March 22, 2001 Michigan Consolidated Gas Company issued the following press release:

                 MICHCON'S EXISTING CUSTOMER CHOICE PROGRAM AND
               FIXED RATE FOR NATURAL GAS CONTINUES THROUGH 2001

DETROIT, MARCH 22, 2001 - MichCon customers will continue to enjoy a fixed price of $2.95 per thousand cubic feet for natural gas through the end of 2001. Due to insufficient support from interested parties, MichCon withdrew its requests before the Michigan Public Service Commission (MPSC) to eliminate its fixed price and to implement a permanent gas customer choice program effective April 1. The company will remain with the current program through its scheduled year-end completion.

"While we believe our plan to provide customers a gradual transition back to prevailing natural gas market prices had many merits, participants in the MPSC proceedings apparently believe the benefits of the current fixed price outweigh the potentially negative impact of a January 2002 price jump," said Stephen E. Ewing, president and CEO of MichCon.

MichCon believes that, given its existing supply arrangements and gas in storage, it can meet its commitment to sales customers under the existing experimental program with limited or no adverse financial effects.

MichCon will file an application this summer with the MPSC to set a gas cost recovery factor, based upon market-price forecasts, which will go into effect on customers' January 2002 bills.

MichCon is one of the nation's largest natural gas distributors, with 1.2 million Michigan families and businesses relying on MichCon for their energy needs. MichCon is a wholly owned subsidiary of MCN Energy Group Inc. (NYSE:MCN). Visit MichCon's Web site at http://www.michcon.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements. A discussion of these risks and uncertainties is included in the company's periodic reports filed with the Securities and Exchange Commission.

                                      ###


[150 YEARS 1849-1999 GRAPHIC]

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                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               MICHIGAN CONSOLIDATED GAS COMPANY


Date:  March 22, 2001                     By:  /s/ Robert Kaslik
                                               ------------------------
                                               Robert Kaslik